Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

 We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of MediWound Ltd. for the registration of common stock and to the incorporation by reference therein of our report, dated February 25, 2021, with respect to the consolidated financial statements of MediWound Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
November 10, 2022	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of EY Global